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                                                                       EXHIBIT C

                             SHAREHOLDERS AGREEMENT



                            dated as of May 30, 2001



                                between and among



                             TELENOR EAST INVEST AS,



                                       and



                               ECO TELECOM LIMITED



                                       and



           OTHER HOLDERS OF CAPITAL STOCK OF OPEN JOINT STOCK COMPANY
                    "VIMPEL-COMMUNICATIONS" FROM TIME TO TIME



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                                TABLE OF CONTENTS

ARTICLE I    DEFINITIONS AND INTERPRETATION................................1
1.01    Definitions........................................................1
1.02    Interpretation.....................................................9
ARTICLE II    REPRESENTATIONS AND WARRANTIES..............................10
2.01    Organization of the Shareholders..................................10
2.02    Authority.........................................................10
2.03    No Conflicts......................................................10
2.04    Governmental Approvals and Filings................................11
2.05    Legal Proceedings; Liability......................................11
2.06    SEC Documents.....................................................11
2.07    Shareholding......................................................12
2.08    Eco Telecom's Shareholding........................................12
ARTICLE III    TRANSFERS..................................................13
3.01    Transfers.........................................................13
3.02    Effect of Transfers...............................................13
3.03    Endorsements by Future Shareholders...............................14
3.04    Notices Relating to Certain Transfers of Shares...................14
ARTICLE IV    POST-CLOSING RIGHTS AND OBLIGATIONS.........................14
4.01    Nomination of Directors...........................................14
4.02    Shareholder Capacity..............................................15
4.03    Other Arrangements................................................15
ARTICLE V   EFFECTIVENESS AND TERMINATION.................................16
ARTICLE VI    MISCELLANEOUS...............................................16
6.01    Specific Performance..............................................16
6.02    Further Assurances................................................17
6.03    Certain Events....................................................17
6.04    Stop Transfer.....................................................17
6.05    Entire Agreement..................................................17
6.06    No Waiver.........................................................17
6.07    Binding Agreement.................................................17
6.08    Assignment........................................................17
6.09    Expenses..........................................................18
6.10    Notice............................................................18
6.11    Amendment.........................................................19
6.12    Invalid Provisions................................................19
6.13    Arbitration; Waiver of Sovereign Immunity.........................19
6.14    Governing Law.....................................................21
6.15    Counterparts......................................................21


EXHIBIT A      FORM OF ENDORSEMENT

SCHEDULE 1     SHARES

SCHEDULE 2     OTHER AGREEMENTS, UNDERTAKINGS AND ARRANGEMENTS RELATING TO
               SHARES

SCHEDULE 3     INDEPENDENT DIRECTORS


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      SHAREHOLDERS AGREEMENT dated as of May 30, 2001 between and among TELENOR
EAST INVEST AS, a company organized and existing under the laws of Norway ("Telenor"), ECO TELECOM LIMITED a company organized and existing under the laws of Gibraltar ("Eco Telecom"), and such other holders of capital stock of the Company as shall be party hereto from time to time.

                                 WITNESSETH

      WHEREAS, Open Joint Stock Company "Vimpel-Communications", an open joint stock company organized and existing under the laws of the Russian Federation (the "Company"), Telenor and Eco Telecom are parties to the Primary Agreement dated as of the date hereof (the "Primary Agreement"); and

      WHEREAS, Telenor and Eco Telecom believe it is in the best interests of the Company that provision be made for the continuity and stability of the business and management of the Company;

      NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                    ARTICLE I DEFINITIONS AND INTERPRETATION

1.01  Definitions

      As used herein, the following terms shall have the following meanings:

      "Account Bank" shall mean Citibank T/O (OOO), as the account bank under the Escrow Agreement.

      "Account Bank and Overdraft Facility" shall mean the Account Bank and Overdraft Facility dated the date hereof between and among the Company, VIP-R, Eco Telecom and the Account Bank.

      "Actions or Proceedings" shall mean any action, suit, proceeding or arbitration commenced, brought, conducted or heard by or before any Governmental or Regulatory Authority.

      "ADSs" shall mean the Company's American Depositary Shares, each representing three quarters (3/4) of one (1) share of Common Stock, which are currently listed on the NYSE.

      "Agreement" shall mean this Shareholders Agreement.

      "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person, including, if such Person is an individual, any relative or spouse of such Person, or any relative of such spouse of such Person, any one of whom has the same home as such Person,
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and also including any trust or estate for which any such Person or Persons specified herein, directly or indirectly, serves as a trustee, executor or in a similar capacity (including, without limitation, any protector or settlor of a trust) or in which such Person or Persons specified herein, directly or indirectly, has a substantial beneficial interest and any Person who is controlled by any such trust or estate. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise) of such Person; provided, however, that for the purposes of this definition, neither the Company nor any of its Controlled Affiliates, nor VIP-R nor any of its Controlled Affiliates, shall be deemed Affiliates of any Shareholder.

      "Alfa Bank" shall mean OAO "Alfa-Bank", an open joint stock company organized and existing under the Laws of the Russian Federation.

      "Alfa Bank Guarantee" shall mean the Guarantee dated as of the date hereof, executed and delivered by Alfa Bank, as guarantor, in favor of the Company, as beneficiary.

      "Assets and Properties" shall mean, with respect to any Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, used, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, Investments, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

      "Bee Line Fund" shall have the meaning specified in the Primary Agreement.

      "Board" shall mean the Board of Directors of the Company.

      "Business Day" shall mean a day other than a Saturday, a Sunday or any day on which banks located in Moscow, Russia, Oslo, Norway, London, England or New York, New York are authorized or obliged to close.

      "Change of Control" shall mean, with respect to any Shareholder or any Controlling Person of such Shareholder, (a) the sale or other disposition of all or substantially all of such Shareholder's or such Controlling Person's assets, in one or a series of related transactions, to any Person or Persons (other than a Controlling Person of such Shareholder or any Controlled Affiliate or Controlled Affiliates of such Controlling Person), (b) the sale or other disposition of more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of such Shareholder or Controlling Person, in one or a series of related transactions, to any Person or Persons (other than a Controlling Person of such Shareholder or any Controlled Affiliate or Controlled Affiliates of such Controlling Person),
(c) the merger or consolidation of such Shareholder or Controlling Person with or into another Person or the merger of another Person into such Shareholder or Controlling Person with the effect that any Person or Persons other than the existing shareholders of such Shareholder or Controlling Person prior to such transaction own or control, directly or indirectly, more than fifty percent (50%) of the securities having ordinary


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voting power for the election of directors or other governing body of the Person surviving such merger, or the Person resulting from such consolidation, or (d) the liquidation or dissolution of such Shareholder or Controlling Person; provided, however, that a Change of Control shall not include (i) a bona fide underwritten public offering of the capital stock of any Shareholder or any Controlling Person of such Shareholder, or (ii) any of (A) the sale of all or substantially all of the assets of Telenor ASA, Telenor Communication AS, Telenor Mobile Communications AS or CTF Holdings, (B) the sale of more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of Telenor ASA, Telenor Communication AS, Telenor Mobile Communications AS or CTF Holdings, (C) the liquidation or dissolution of Telenor ASA, Telenor Communication AS, Telenor Mobile Communication AS or CTF Holdings or (D) any merger, consolidation, divestiture or de-merger to which Telenor ASA, Telenor Communication AS, Telenor Mobile Communications AS or CTF Holdings is a party.

      "Charter" shall have the meaning specified in the Primary Agreement.

      "Closing" shall have the meaning specified in the Primary Agreement.

      "Closing Date" shall have the meaning specified in the Primary Agreement.

      "Common Stock" shall mean shares of common stock of the Company, as defined in Section 6.1 of the Charter.

      "Company" shall have the meaning specified in the first recital hereto.

      "Contract" shall mean any agreement, letter of intent, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or understanding (whether written or oral), in each case, to the extent legally binding.

      "Controlled Affiliate" shall mean, with respect to any Person, any Affiliate of such Person in which such Person owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body thereof or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner).

      "Controlling Person" shall mean, with respect to any Person, any other Person which owns or controls, directly or indirectly, more than fifty percent (50%) of the securities of such Person having ordinary voting power for the election of directors or other governing body of such first Person or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner of such first Person).

      "CTF Holdings" shall mean CTF Holdings Limited, a company organized and existing under the Laws of Gibraltar.

      "Director" shall mean a member of the Board.

      "Dr. Zimin" shall mean Dr. Dmitri Borisovich Zimin, a Russian citizen.


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      "Eco Holdings" shall mean Eco Holdings Limited, a company organized and existing under the Laws of Gibraltar.

      "Eco Shareholders" shall mean, collectively, Eco Telecom (which, for the avoidance of doubt, shall be deemed a Shareholder upon its execution and delivery of this Agreement) and any Permitted Transferee of Eco Telecom which becomes a party to this Agreement in accordance with Article III, and, individually, any of them.

      "Eco Telecom" shall have the meaning specified in the preamble hereto.

      "Eco Telecom Contribution Default" shall have the meaning specified in the VIP-R Primary Agreement.

      "Eco Telecom Guarantee Agreement" shall mean the Guarantee Agreement dated as of the date hereof between and among CTF Holdings, Eco Holdings, Telenor, the Company and VIP-R.

      "Eco Telecom VIP-R Preferred Stock Purchase Agreement" shall mean the Stock Purchase Agreement substantially in the form attached as Annex A to
Schedule 2.07(a) to the VIP-R Primary Agreement, to be entered into at the Preferred Stock Closing Date by Eco Telecom and VIP-R.

      "Eco Telecom Preferred Stock Purchase Agreement" shall the mean the Share Purchase Agreement dated as of the date hereof between Overture and Eco Telecom with respect to shares of Preferred Stock and shares of Common Stock.

      "Eco Telecom Share Purchase Agreements" shall mean, collectively, the Share Purchase Agreement dated as of the date hereof between Eco Telecom and Dr. Zimin with respect to shares of Common Stock and the Eco Telecom Preferred Stock Purchase Agreement.

      "Endorsement" shall mean an endorsement to this Agreement in the form of Exhibit A.

      "Escrow Agent" shall mean Citibank, N.A., London Branch, as escrow agent under the Escrow Agreement.

      "Escrow Agreement" shall mean the Escrow Agreement dated the date hereof between and among Eco Telecom, the Escrow Agent, the Account Bank, VIP-R and the Company.

      "Existing Shareholders Agreement" shall mean the Shareholders Agreement dated as of December 1, 1998 between and among Telenor, Dr. Zimin, Glavsotkom, the Bee Line Fund, Augie K. Fabela, II and Geneva Investment Trust I, L.L.C.

      "Final Date" shall have the meaning specified in the Primary Agreement.

      "Glavsotkom" shall have the meaning specified in the Primary Agreement.


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      "GMS" shall mean the general meeting of the shareholders (obschee sobraniye aktsionerov) of the Company, as defined in Article 9 of the Charter.

      "Governmental or Regulatory Authority" shall mean any court, tribunal, arbitrator, legislature, government, ministry, committee, inspectorate, authority, agency, commission, official or other competent authority of the Russian Federation, any other country or any state, as well as any county, city or other political subdivision of any of the foregoing.

      "Indebtedness" shall have the meaning specified in the Primary Agreement.

      "Independent" shall mean (a) any Person who is not an employee, officer, director or other Affiliate (but who may be a consultant and/or former employee) of any Shareholder, any Controlling Person of such Shareholder or any Controlled Affiliate of such Controlling Person or (b) any Person listed in Schedule 3.

      "Intellectual Property" shall mean patents and patent rights, licenses, inventions, copyrights and copyright rights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks and trademark rights, service marks and service mark rights, trade names and trade name rights, service names and service name rights, brand names, processes formulae, trade dress, business and product names, logos, slogans, industrial models, processes, designs, methodologies, software programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, and all pending applications for and registrations of patents, trademarks, service marks and copyrights.

      "Investments" shall have the meaning specified in the Primary Agreement.

      "Laws" shall mean all laws, decrees, resolutions, instructions, statutes, rules, regulations, acts, ordinances and other pronouncements having the effect of law or regulation of the Russian Federation, any other country or any state, as well as any county, city or other political subdivision of any of the foregoing.

      "Licenses" shall mean all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority including, without limitation, all Telecom Licenses.

      "Lien" shall mean any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

      "Material Adverse Effect" shall mean, with respect to any Person, a material adverse effect on or with respect to the business, assets, prospects, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or on such Person's ability to perform its obligations under this Agreement or any other Principal Agreement to which it is a party.

      "Option Agreement" shall mean the Option Agreement dated as of the date hereof between Eco Telecom and Telenor.


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      "Order" shall mean any writ, judgement, decree, injunction or similar order of any Governmental or Regulatory Authority.

      "Overture" shall mean Overture Limited, an exempted company limited by shares organized and existing under the Laws of Bermuda.

      "Permitted Transferee" shall mean, with respect to any Shareholder, any Controlling Person of such Shareholder, or any Controlled Affiliate of any such Controlling Person or Shareholder.

      "Person" shall mean any natural person, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority, whether incorporated or unincorporated.

      "Plurality Shareholder" shall have the meaning specified in Section
4.01(a).

      "Preferred Stock" shall mean, collectively, the shares of preferred stock of the Company, as defined in the Charter.

      "Preferred Stock Closing Date" shall have the meaning specified in the VIP-R Primary Agreement.

      "Primary Agreement" shall have the meaning specified in the first recital hereto.

      "Principal Agreements" shall mean this Agreement, the Primary Agreement, the Escrow Agreement, the Account Bank and Overdraft Facility, the Option Agreement, the Zimin Principal Agreements, the Registration Rights Agreement, the Eco Telecom Guarantee Agreement, the Alfa Bank Guarantee, the Telenor Guarantee Agreement, the Undertaking Letters, the VIP/Eco Telecom Share Purchase Agreement, the VIP-R Primary Agreement, the VIP-R Shareholders Agreement, the VIP-R Registration Rights Agreement, the Termination Agreement, the Supplemental Agreements, the Eco Telecom VIP-R Preferred Stock Purchase Agreement and the Trademark Agreements.

      "Registrar" shall mean Closed Joint Stock Company "National Registry Company" (Natsionalnaya Registratsionnaya Kompaniya), a closed joint stock company organized under the Laws of the Russian Federation and the duly appointed shareholder registrar of the Company, or any successor thereto.

      "Registration Rights Agreement" shall mean the Registration Rights Agreement dated as of the date hereof between and among the Company, Telenor and Eco Telecom.

      "SEC" shall mean the Securities and Exchange Commission of the United States of America, or any successor thereto.

      "SEC Documents" shall have the meaning specified in Section 2.06(a).


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      "Securities Act" shall mean the United States Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

      "Shareholder" shall mean any holder of Shares who is a party to this Agreement.

      "Shares" shall mean shares of Common Stock or Preferred Stock, or ADSs, as the case may be.

      "Significant Bee Line Names" shall have the meaning specified in the Primary Agreement.

      "Specified Percentage" shall mean twenty-five percent (25%) plus one (1) share of the issued and outstanding shares of voting capital stock of the Company.

      "Supplemental Agreements" shall mean, collectively, the Supplemental Agreements, each substantially in the forms attached as Exhibit A to the VIP-R Primary Agreement, to be entered into as of the Closing in respect of the Zimin Preferred Stock Agreements.

      "Telenor" shall have the meaning specified in the preamble hereto.

      "Telenor Guarantee Agreement" shall mean the Guarantee Agreement dated as of the date hereof between and among Telenor ASA, Eco Telecom, the Company and VIP-R.

      "Telenor Shareholders" shall mean, collectively, Telenor and any Permitted Transferees of Telenor who become a party to this Agreement in accordance with
Section 3.02, and, individually, any of them.

      "Telenor Share Purchase Agreement" shall mean the Share Purchase Agreement dated as of the date hereof between Telenor and Overture.

      "Termination Agreement" shall mean the Termination Agreement dated as of the date hereof between and among Telenor, Telenor Communication AS, the Company, VimpelCom B.V., VimpelCom Finance B.V., VC Limited, Dr. Zimin, Glavsotkom and the Bee Line Fund.

      "Trademark Agreements" shall mean, collectively, the License Agreements dated the date hereof between the Company and VIP-R listed on Schedule 1.01(c) to the Primary Agreement and relating to the licensing by the Company to VIP-R of certain rights to use the Significant Bee Line Names.

      "Transfer" shall mean any direct or indirect sale, exchange, transfer (including, without limitation, any transfer by gift or operation of law, or any transfer of an economic interest in any derivative security of any Share), assignment, distribution or other disposition, or issuance or creation of any option or any voting proxy, voting trust or other voting agreement in respect of any Person or instrument (including, without limitation, any of the Shares), whether in a single transaction or a series of related transactions, including without limitation, (a) the direct or indirect enforcement or foreclosure of any Lien or (b) any Change of Control; provided that nationalization, expropriation, confiscation, bankruptcy (other than any bankruptcy initiated by the petition of any Shareholder or any Affiliate of such


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Shareholder), arrest or any similar Action or Proceeding initiated by any
Governmental or Regulatory Authority in respect of any Person or instrument shall not constitute a Transfer.

      "UNCITRAL Rules" shall have the meaning specified in Section 7.13.

      "Undertaking Letters" shall mean, collectively, the letter agreement dated the date hereof between Eco Telecom and the Company relating to certain obligations of Eco Telecom and the letter agreement dated the date hereof between Telenor and the Company relating to certain obligations of Telenor and, individually, any of them.

      "VIP/Eco Telecom Share Purchase Agreement" shall mean the Share Purchase Agreement substantially in the form attached as Exhibit F to the VIP-R Primary Agreement, to be entered into at the Preferred Stock Closing Date by Eco Telecom and VIP-R.

      "VIP-R" shall mean Closed Joint Stock Company "VimpelCom-Region", a closed joint stock company organized and existing under the Laws of the Russian Federation, and its legal successors.

      "VIP-R Primary Agreement" shall mean the Primary Agreement dated as of the date hereof between and among Eco Telecom, Telenor, the Company and VIP-R.

      "VIP-R Registration Rights Agreement" shall mean the Registration Rights Agreement dated as of the date hereof between and among Eco Telecom, Telenor, the Company and VIP-R.

      "VIP-R Shareholders Agreement" shall mean the Shareholders Agreement dated as of the date hereof between and among Eco Telecom, Telenor, the Company and VIP-R.

      "Zimin Common Call Option Agreement" shall mean the Call Option Agreement substantially in the form attached as Exhibit A to the Zimin Preferred Call Option Agreement, to be entered into following the Closing by Eco Telecom and Overture with respect to shares of Common Stock.

      "Zimin Common Pledge Agreement" shall mean the Pledge Agreement substantially in the form attached as Exhibit A to the Zimin Preferred Pledge Agreement, to be entered into following the Closing by Eco Telecom and Overture with respect to shares of Common Stock.

      "Zimin Preferred Call Option Agreement" shall mean the Call Option Agreement substantially in the form of Exhibit A to the Eco Telecom Preferred Stock Purchase Agreement, to be entered into at the Closing by Eco Telecom and Overture with respect to shares of Preferred Stock.

      "Zimin Preferred Pledge Agreement" shall mean the Pledge Agreement substantially in the form attached as Exhibit B to the Eco Telecom Preferred Stock Purchase Agreement, to be entered into at the Closing by Eco Telecom and Overture with respect to shares of Preferred Stock.


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
      "Zimin Preferred Stock Agreements" shall mean, collectively, the Share Purchase Agreement dated as of the date hereof between Dr. Zimin and Overture, the Share Purchase Agreement No. N-I-1 dated April 13, 1998 between Closed Joint Stock Company "Sota-100" and Dr. Zimin, the Share Purchase Agreement No. N-I-2 dated April 13, 1998 between Closed Stock Company "Sota-100" and Dr. Zimin, the Share Purchase Agreement No. EA-I-1 dated April 13, 1998 between Closed Stock Company "KB Impuls-TV" and Dr. Zimin, the Share Purchase Agreement No. EA-I-2 dated April 13, 1998 between Closed Stock Company "KB Impuls-TV" and Dr. Zimin, the Share Swap Agreement dated July 26, 1996 between the Issuer and Closed Joint Stock Company "Sota-100" and the Share Swap Agreement dated July 26, 1996 between the Issuer and Closed Joint Stock Company "KB Impuls-TV".

      "Zimin Principal Agreements" shall mean, collectively, the Zimin Share Purchase Agreements, the Zimin Common Pledge Agreement, the Zimin Preferred Pledge Agreement, the Zimin Common Call Option Agreement, the Zimin Preferred Call Option Agreement and the Zimin Surety Agreement.

      "Zimin Share Purchase Agreements" shall mean collectively the Eco Telecom Share Purchase Agreements and the Telenor Share Purchase Agreement.

      "Zimin Surety Agreement" shall mean the Surety Agreement dated as of the date hereof between Eco Telecom and Dr. Zimin.

      1.02 Interpretation

      Unless the context of this Agreement otherwise requires, the following rules of interpretation shall apply to this Agreement:

      (a) the singular shall include the plural, and the plural shall include the singular;

      (b)   words of any gender shall include the other gender;

      (c) the words "hereof', "herein", "hereby", "hereto" and similar words refer to this entire Agreement and not to any particular Section or any other subdivision of this Agreement;

      (d) a reference to any "Article", "Section", "Schedule" or "Exhibit" is a reference to a specific Article or Section of, or Schedule or Exhibit to, this Agreement;

      (e) a reference to any law, statute, regulation, notification or statutory provision shall include any amendment, modification or re-enactment thereof, any regulations promulgated thereunder from time to time, and any interpretations thereof from time to time by any regulatory or administrative authority;

      (f) a reference to any agreement, instrument, contract or other document shall include any amendment, amendment and restatement, supplement or other modification thereto;


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
      (g) a reference to any Person shall include such Person's successors and permitted assigns under any agreement, instrument, contract or other document; and

      (h) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.




                    ARTICLE II REPRESENTATIONS AND WARRANTIES

      Each Shareholder party hereto on the date hereof hereby represents and warrants as of the date hereof (and each Person who subsequently becomes a party to this Agreement by executing an Endorsement, represents and warrants as of the date on which such Person executes such Endorsement) that:

2.01  Organization of the Shareholders

      If not a natural Person, such Shareholder is duly organized and validly existing under the Laws of its jurisdiction of organization, with corporate power and authority to carry on its business as it is currently being conducted and to own, lease and operate its Assets and Properties.

2.02  Authority

      (a) Such Shareholder has full power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by such Shareholder has been duly and validly authorized and, if such Shareholder is not a natural Person, no other corporate action on the part of such Shareholder, its board of directors or its shareholders is necessary therefor.

      (b) This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights and remedies generally or by general equitable principles (whether applied by a court of law or equity).

2.03  No Conflicts

      The execution, delivery and performance by such Shareholder of this Agreement, the compliance by such Shareholder with all of the provisions hereof and the consummation by such Shareholder of the transactions contemplated hereby:

      (a) if such Shareholder is not a natural Person, will not conflict with or constitute a breach of any of the terms or provisions of, or a default under its charter, memorandum of association, articles of association, certificate of incorporation, by-laws or other like constitutive documents, as the case may be;


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
      (b) will not conflict with or constitute a breach of any Contract or License to which such Shareholder is a party or by which it or any of its Assets and Properties is bound, in each case, as in effect on the date hereof or, with respect to any Person that subsequently becomes a party to this Agreement, as of the date such Person becomes a party hereto; and

      (c) will not violate or conflict with any Order or Law applicable to such Shareholder, in each case, as in effect on the date hereof or, with respect to any Person that subsequently becomes a party to this Agreement, as of the date such Person becomes a party hereto.

2.04  Governmental Approvals and Filings

      The execution, delivery and performance by such Shareholder of this Agreement, the compliance by such Shareholder with all of the provisions hereof and the consummation by such Shareholder of the transactions contemplated hereby will not require any consent, approval, authorization, other Order or action of, or filing with or notice to, any Governmental or Regulatory Authority, except for such consents, approvals, authorizations or other Orders as have been obtained and which are in full force and effect on the date of this Agreement or, with respect to any Person that subsequently becomes a party to this Agreement, as of the date such Person becomes a party hereto.

2.05  Legal Proceedings; Liability

      (a) To the knowledge of such Shareholder, there are no Actions or Proceedings pending to which such Shareholder is a party or to which any of the Shares it owns or controls, beneficially or otherwise, is subject, which would, or would reasonably be expected to, result in the issuance of an Order which questions the validity of this Agreement or which would, or would reasonably be expected to, result in the issuance of an Order which would have a Material Adverse Effect, and, to the knowledge of such Shareholder, no such Actions or Proceedings are threatened.

      (b) There are no facts or circumstances known to such Shareholder that would reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above.

2.06  SEC Documents

      (a) Such Shareholder has filed all reports, schedules, forms, statements and other material documents, if any, required to be filed by such Shareholder with the SEC in connection with such Shareholder's or its Affiliates' beneficial ownership or control of any Shares prior to giving effect to the execution of this Agreement (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Documents").

      (b) After giving effect to all amendments thereto but prior to giving EFFECT to the execution of this Agreement and the other Principal Agreements, if any, to which such Shareholder is a party, no SEC Document filed by such Shareholder contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.07  Shareholding

      Each Shareholder hereby represents and warrants as of the date of (and after giving effect to) the consummation of its purchase of Shares pursuant to the Primary Agreement and the relevant Zimin Principal Agreements to which it is a party, and each Person who subsequently becomes a party to this Agreement by executing an Endorsement hereby represents and warrants, as of the date on which such Person executes such Endorsement, that:

      (a) such Shareholder is the record holder and beneficial owner of the Shares described opposite its name on Schedule 1 or on its Endorsement, as the case may be;

      (b) the Shares described opposite its name on Schedule 1, or on its Endorsement, as the case may be, constitute all of the shares of capital stock of the Company owned of record or beneficially by such Shareholder;

      (c) unless otherwise provided in Section 2.08, except for any rights of such Shareholder's spouse, if any, arising by operation of law, no Person other than such Shareholder has sole power of disposition and sole voting power with respect to all of the Shares described opposite such Shareholder's name on
Schedule 1, or on its Endorsement, as the case may be, and there are no restrictions on any such rights, other than such restrictions on transfer as arise under applicable United States federal securities laws, Russian federal securities laws, and the terms and conditions of this Agreement and the other Principal Agreements; and

      (d) its Shares are (i) now held or will, upon issuance, be held, in each case, free and clear of all Liens, proxies, voting trusts or agreements, understandings or arrangements whatsoever except for (A) during the period from the date hereof up to the Closing, the Existing Shareholders Agreement and the other Existing Agreements referred to (and defined in) the Termination Agreement, (B) those disclosed in Schedule 2, and (C) the terms and conditions of this Agreement and the other Principal Agreements, and (ii) unless they are ADSs, uncertificated.

2.08  Eco Telecom's Shareholding

      Eco Telecom hereby represents and warrants as of the date of (and after giving effect to) the consummation of its purchase of Shares pursuant to the Primary Agreement and the relevant Zimin Principal Agreements to which it is a party, that no Person other than Eco Telecom (together with its Controlling Persons) has power of disposition and voting power with respect to any of the Shares described opposite Eco Telecom's name on Schedule 1, and there are no restrictions on any such rights, other than such restrictions on transfer as arise under applicable United States federal securities laws, Russian federal securities laws, and the terms and conditions of this Agreement and the other Principal Agreements.

                              ARTICLE III TRANSFERS

3.01  Transfers

      Each Shareholder covenants and agrees that such Shareholder will comply with all of its obligations under Section 2.01 of the Registration Rights Agreement, as if the provisions of said Section 2.01 were set forth in full herein.

3.02  Effect of Transfers


      From and after the occurrence of the Closing:

      (a) In the event of any Transfer of Shares by a Shareholder to a Permitted Transferee of such Shareholder, such Permitted Transferee shall receive and hold any and all Shares so transferred subject to the terms and conditions of this Agreement, the Registration Rights Agreement and Section 7.04 of the Primary Agreement and all of the rights and obligations, if any, of the transferor hereunder and thereunder, and shall forthwith execute and deliver to the other Shareholders an Endorsement. Each Shareholder hereby undertakes to cause each of its Permitted Transferees to which Shares are so transferred to execute and deliver an Endorsement to each of the other Shareholders.

      (b) In the event of any Transfer of Shares by one or more Shareholders of the Specified Percentage (or any greater number) of Shares to a single transferee or a group of transferees which are Controlled Affiliates of the same Controlling Person, such transferee(s) shall receive and hold any and all Shares so transferred subject to the terms and conditions of this Agreement, the Registration Rights Agreement and Section 7.04 of the Primary Agreement and all of the rights and obligations, if any, of the transferor hereunder and thereunder, and each such transferee (unless at the time of such transfer it is a Shareholder that has executed and delivered an Endorsement) shall forthwith execute and deliver to the other Shareholders an Endorsement or Endorsements, as applicable. Each Shareholder hereby undertakes to cause, as a condition precedent to the effectiveness of any such Transfer subject to this Section 3.02(b), each of its transferees (other than any Shareholder that has previously executed and delivered an Endorsement) to execute and deliver an Endorsement to each of the other Shareholders.

      (c) A Shareholder which effects a Transfer of all of such Shareholder's Shares in accordance with the terms of this Agreement shall, after giving effect to such Transfer, cease to be a party to, or be bound by the terms of, this Agreement from and after the date of such Transfer.

      (d) In the event of any Transfer of Shares (i) in an amount less than the Specified Percentage by a Shareholder to any Person who is not a Permitted Transferee of such Shareholder, or (ii) by one or more Shareholders to a single transferee or group of transferees who do not, individually or together with its (or their) Controlling Person or Controlled Affiliates of such Controlling Person, own or control, directly or indirectly, a number of Shares equal to or greater than the Specified Percentage, such Person shall not be entitled to any rights, or be subject to any obligations, under this Agreement.

      (e) Without prejudice to any other rights or remedies of any party to this Agreement, if any Shareholder Transfers any Shares to any Person in violation of this

Section 3.02, then any transferee of such Shares shall receive and hold any and all Shares so transferred without any of the rights, but subject to all of the obligations, set forth in this Agreement, the Registration Rights Agreement and
Section 7.04 of the Primary Agreement.


3.03  Endorsements by Future Shareholders

      The term "Shareholders" as used in this Agreement shall include any and all Persons (a) agreeing to be bound as a "Shareholder" hereunder by signing this Agreement or an Endorsement, and (b) required to execute and deliver an Endorsement pursuant to the terms of this Agreement.

3.04  Notices Relating to Certain Transfers of Shares

      Without prejudice to any other provision herein or in any of the other Principal Agreements pursuant to which any Person is required to deliver notice, the parties hereto agree that, from and after the occurrence of the Closing:

      (a) if, as a result of any Transfer of Shares, the Eco Shareholders shall, in the aggregate, beneficially own less than the Specified Percentage of Shares, then Eco Telecom shall, as soon as practicable after such Transfer, deliver written notice of such occurrence to each of the other Shareholders; and

      (b) if, as a result of any Transfer of Shares, the Telenor Shareholders shall, in the aggregate, beneficially own less than the Specified Percentage of Shares, then Telenor shall, as soon as practicable after such Transfer, deliver written notice of such occurrence to each of the other Shareholders.


                 ARTICLE IV POST-CLOSING RIGHTS AND OBLIGATIONS

4.01  Nomination of Directors

      From and after the occurrence of the Closing:

      (a) So long as the Telenor Shareholders and the Eco Shareholders each beneficially own at least the Specified Percentage of Shares, then the Telenor Shareholders and the Eco Shareholders shall each nominate up to four (4) candidates for election to the Board, with at least one (1) candidate in each such group of four (4) candidates being an Independent; provided that if either the Telenor Shareholders or the Eco Shareholders beneficially own more than forty-four percent (44%) but not more than fifty percent (50%) of the voting capital stock of the Company (a "Plurality Shareholder"), none of the candidates nominated by such Plurality Shareholder is required to be an Independent. In the event of an Eco Telecom Contribution Default, Eco Telecom shall cause such number of the four (4) directors nominated for election to the Board by Eco Telecom to resign from the Board with immediate effect so that Eco Telecom's remaining nominees on the Board will be only those whom it could elect based on cumulative voting at such time (without taking into account any extraordinary rights).

      (b) So long as the Telenor Shareholders beneficially own at least the Specified Percentage of Shares, then the Telenor Shareholders shall nominate one
(1) additional candidate for election to the Board, who shall be an Independent and who shall, so long as the Eco Shareholders beneficially own at least the Specified Percentage of Shares, be approved by Eco Telecom.

      (c) Upon not less than ninety (90) days' prior written notice from Telenor or Eco Telecom, respectively, that it wishes to cause an amendment to the Charter to be adopted that would include its name (and/or any of the Telenor Shareholders' or Eco Shareholders' respective names) in the Charter in accordance with Article 15 of the Law on Foreign Investments, the Telenor Shareholders or the Eco Shareholders, as the case may be, shall cause the directors nominated by them to propose such an amendment at the next GMS.

4.02  Shareholder Capacity

      No Person executing this Agreement who is, or who becomes during the term hereof, a Director makes any agreement or understanding herein in his or her capacity as such Director, and the agreements set forth herein shall in no way restrict any Director in the exercise of his or her fiduciary duties as a Director. Each Shareholder executes and delivers this Agreement solely in his, her or its capacity as the record and beneficial owner of such Shareholder's Shares.

4.03  Other Arrangements

      (a) Except for (i) the agreements and arrangements specified in Schedule 2, (ii) during the period from the date hereof up to the Closing, the Existing Shareholders Agreement and the other Existing Agreements referred to (and defined in) the Termination Agreement, and (iii) the terms and conditions of this Agreement and the other Principal Agreements, no Shareholder shall grant any proxy or enter into or agree to be bound by any understanding or any voting trust with respect to any Shares, nor shall any Shareholder enter into any shareholders agreement or arrangement of any kind (whether written or oral) with any Person with respect to any Shares, including, without limitation, any agreement, understanding or arrangement with respect to the nomination of any Director, or the acquisition, ownership, Transfer or other disposition or voting of Shares, nor shall any Shareholder act, for any reason, as a member of a group or in concert with any other Person in connection with the nomination of any Director, or the acquisition, Transfer or other disposition or voting of Shares, in any manner which is inconsistent with any obligation of such Shareholder under this Agreement or any other Principal Agreement, provided that each Shareholder shall be permitted to Transfer its Shares in accordance with the terms of this Agreement and the Registration Rights Agreement.

      (b) Without prejudice to any other rights or remedies of any party to this Agreement, if any representation or warranty made by any Shareholder in
Section 2.07 is shown to have been false or misleading when made or confirmed, or if any Shareholder violates any provision of Article III or Section 4.03(a) hereof or of Section 2.01 of the Registration Rights Agreement, the rights of such Shareholder under this Agreement and the Registration Rights Agreements shall terminate forthwith until such violation has been cured (if capable of cure) in a manner satisfactory to the other Shareholders, but such Shareholder shall continue to be bound by all of its obligations hereunder and under the Registration Rights Agreement.


                     ARTICLE V EFFECTIVENESS AND TERMINATION

      This Agreement shall take effect on the date hereof and remain in effect until the earliest of:

      (a) the date on which all of the Shareholders party hereto agree in writing to the termination of this Agreement;

      (b) the date on which the Telenor Shareholders or any transferee of the Specified Percentage (or a greater number) of Shares pursuant to a Transfer by the Telenor Shareholders made in accordance with Article III collectively beneficially own, in the aggregate, less than twenty-five percent (25%) or more than fifty percent (50%) of the then issued and outstanding shares of voting capital stock of the Company;

      (c) the date on which the Eco Shareholders or any transferee of the Specified Percentage (or a greater number) of Shares pursuant to a Transfer by the Eco Shareholders made in accordance with Article III, having once attained the Specified Percentage, thereafter, collectively beneficially own, in the aggregate, less than twenty-five percent (25%) or more than fifty percent (50%) of the then issued and outstanding shares of voting capital stock of the Company;

      (d) the date on which a meeting of the shareholders of the Company is held at which a vote of such shareholders is conducted concerning the transactions contemplated by this Agreement and the other Principal Agreements and such shareholders fail to approve such transactions as are required to be approved by such shareholders;

      (e) the date on which an Eco Telecom Contribution Default shall have occurred; and

      (f) at midnight (Moscow time) on the Final Date if the Closing has not occurred by such time.

                            ARTICLE VI MISCELLANEOUS

6.01  Specific Performance

      The Shareholders hereby declare that it is impossible to measure in money the damages that will accrue to a party hereto by reason of a failure to perform any of the obligations under this Agreement. Therefore, if any Shareholder shall, in accordance with Section 6.13, institute any proceeding to enforce specifically the provisions hereof, any Shareholder against whom such proceeding is brought hereby waives the claim or defense therein that the Shareholder instituting such proceeding has an adequate remedy at law or in damages, and the Shareholder against whom such proceeding is brought shall not urge in any such proceeding the claim or defense that such remedy at law or in damages exists.

6.02  Further Assurances

      From time to time, at any Shareholder's reasonable request and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

6.03  Certain Events

      Each Shareholder agrees that this Agreement and such Shareholder's obligations hereunder shall attach to such Shareholder's Shares and shall be binding upon any Person to whom legal or beneficial ownership of such Shares shall pass to the extent permitted by law, including, without limitation, such Shareholder's heirs, guardians, administrators or successors or spouse, as a result of any divorce.

6.04  Stop Transfer

      Each Shareholder agrees with, and covenants to, the other Shareholders that such Shareholder shall not request that the Company or the Registrar register the Transfer (book-entry or otherwise) of any of such Shareholder's Shares, unless such Transfer is made in compliance with this Agreement and the other Principal Agreements.

6.05  Entire Agreement

      This Agreement and the other Principal Agreements supersede all other prior discussions and agreements among the parties (and, after giving effect to the Closing, will supersede all other prior agreements to which any Shareholder is a party on the date hereof) with respect to the subject matter hereof and thereof, and contain the sole and entire agreement among the parties with respect to the subject matter hereof and thereof.

6.06  No Waiver

      No failure on the part of any party hereto to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

6.07  Binding Agreement

      This Agreement shall, to the extent specifically set forth herein, be binding upon the successors and permitted assigns and Permitted Transferees of each party hereto.

6.08  Assignment

      Except as expressly provided herein, no party hereto may assign any of its rights under this Agreement without the prior written consent of each of the other parties hereto.

6.09  Expenses

      Each party to this Agreement shall pay its own expenses and costs incidental to its execution and delivery of this Agreement

6.10  Notice

      All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by facsimile or by hand in writing and transmitted by facsimile or courier and delivered to the "Address for Notices" specified below or at such other address as shall be designated by such Shareholder in a notice to each other Shareholder party hereto:

If to Telenor, to:

Telenor East Invest AS
Universitetsgaten 2
N-0130 Oslo
Norway

Facsimile No.: +47-22-77-91-59
Attn: Henrik Torgersen

With a copy to:

Advokatene i Telenor
Universitetsgaten 2
N-0130 Oslo
Norway

Facsimile No.: +47-22-11-44-61
Attn: Bj0rn Hogstad

If to Eco Telecom, to

Eco Telecom Limited
Suite 2, 4 Irish Place
Gibraltar

Facsimile No.: +350-41988
Attn: Franz Wolf

With a copy to:

OOO Alfa-Eco
21, Novy Arbat
121019 Moscow
Russia

Facsimile No.: +7095-201-5914
Attn: Stanislav Shekshnya

and a copy to:

Herbert Smith CIS Legal Services
24, Korobeinikov Pereulok
119034 Moscow
Russian Federation

Facsimile No.:  +7095-363-6501
Attn:  Vladimir Afonkin

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given and shall be effective when transmitted by facsimile, personally delivered or, in the case of any notice delivered by courier, upon receipt, in each case, given or addressed as aforesaid.

6.11  Amendment

      This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

6.12  Invalid Provisions

      If any provision contained in this Agreement or any other document executed in connection herewith is or shall become invalid, illegal or unenforceable in any jurisdiction, the invalidity, illegality or unenforceability of such provision in such jurisdiction shall not affect or impair the validity, legality or enforceability of (a) any other provision of this Agreement or any such other document in such jurisdiction or (b) such provision or any other provision of this Agreement or any such other document in any other jurisdiction.

6.13  Arbitration; Waiver of Sovereign Immunity

      (a) Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration by a panel of three (3) arbitrators under the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules then in force (the "UNCITRAL Rules") in accordance with the following terms and conditions:

            (i) In the event of any conflict between the UNCITRAL Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

            (ii)  The place of the arbitration shall be Geneva, Switzerland.

            (iii) Where there is only one claimant party and one respondent party, each shall appoint one arbitrator in accordance with the UNCITRAL Rules, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the UNCITRAL Rules within thirty (30) days from the appointment of the second arbitrator. In the event of an inability to agree on a third arbitrator, the appointing authority shall be the International Court of Arbitration of the International Chamber of Commerce, acting in accordance with such rules as it may adopt for this purpose. Where there is more than one claimant party, or more than one respondent party, all claimants and/or all respondents shall attempt to agree on their respective appointment(s). In the event that all claimants and all respondents cannot agree upon their respective appointment(s) within thirty (30) Business Days of the date of the notice of arbitration, all appointments shall be made by the Chairman of the International Court of Arbitration of the International Chamber of Commerce.

            (iv) The English language shall be used as the written and spoken language for the arbitration and all matters connected to the arbitration.

            (v) The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each party hereto retains the right to seek interim, provisional or conservatory measures from judicial authorities and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

            (vi) The award of the arbitrators shall be final and binding on the parties to this Agreement.

            (vii) The award of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any competent jurisdiction.

      (b) Except for arbitration proceedings pursuant to Section 6.13(a), no action, lawsuit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the parties to this Agreement in connection with any matter arising out of or in connection with this Agreement.

      (c) Each Shareholder irrevocably appoints CT Corporation System, located on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, USA, as its true and lawful agent and attorney to accept and acknowledge service of any and all process against it in any judicial action, suit or proceeding permitted by Section 6.13(b), with the same effect as if such party were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that the party effecting such service shall also deliver a copy thereof on the date of such service to the other parties by facsimile as specified in
Section 6.10. Each Shareholder will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected party will appoint a successor agent and attorney in New York reasonably satisfactory to each other party, with like powers. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, in connection with any such action, suit or proceeding, and agrees that any such action, suit or proceeding may be brought in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 6.13 and shall not be deemed to be a general submission to the jurisdiction of said courts of or in the State of New York other than for such purpose. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction in a manner not inconsistent with
Section 6.13(b).

      (d) Each Party hereto hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Agreement and each of the other Principal Agreements to which it is a party and in performing its obligations hereunder and thereunder, and each such Party hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Agreement or any of the other Principal Agreements and any other document or instrument contemplated hereby or thereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitral awards.

6.14  Governing Law

      This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America, without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

6.15  Counterparts

      This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the date first above written.

                                    TELENOR EAST INVEST AS

                                    By  /s/ Tron Ostby
                                        --------------------------
                                        Tron Ostby
                                        Attorney-in-Fact


                                    ECO TELECOM LIMITED


                                    By  /s/ Serge Barychkov
                                        --------------------------
                                        Serge Barychkov
                                        Attorney-in-Fact